Alight Announces Technology and Delivery Leadership Changes

— Allison Bassiouni appointed Chief Delivery Officer and Deepika Duggirala appointed Chief Technology Officer —

Chicago, Ill., December 19, 2024—Alight, Inc. (NYSE: ALIT or the “Company”), a leading cloud-based human capital and technology-enabled services provider, today announced executive leadership changes within its delivery and technology organization as it enters its next chapter following the completion of its multi-year transformation. Allison Bassiouni, currently Executive Vice President, Customer Experience and Delivery, will be promoted to Chief Delivery Officer and Deepika Duggirala, currently Executive Vice President, Technology, will be promoted to Chief Technology Officer, in each case effective January 1, 2025. As part of this transition, Greg Goff, who previously led the delivery and technology functions, and continues to serve as President, will be departing the Company on January 31, 2025.

In her new role as Chief Delivery Officer, Ms. Bassiouni will be responsible for advancing Alight’s service delivery capabilities and driving continued client success. Ms. Bassiouni brings more than 25 years of industry expertise in benefits delivery and customer experience. During her time with Alight and its predecessors, she has progressively assumed greater leadership responsibilities and has been instrumental in elevating client satisfaction and operational excellence.

In her new role as Chief Technology Officer, Ms. Duggirala will oversee Alight’s technology organization, accelerating the Company’s innovation agenda, particularly in areas such as artificial intelligence and automation. Ms. Duggirala joined Alight as Executive Vice President of Technology in 2023, bringing over 25 years of technology leadership experience across enterprise software, mobile platforms, and digital transformation initiatives. She previously served as SVP of Global Technology Platforms at TransUnion, where she led strategic technology initiatives. Her extensive career includes leadership roles at SAP Labs as Vice President of Development for SAP Mobile Platform, and nearly a decade at Motorola Inc., where she progressed from Software Engineer to Engineering Project Manager.

"Today's announcement reflects the depth of our leadership bench and our commitment to advancing exceptional talent from within our organization," said Dave Guilmette, CEO of Alight. "Allison and Deepika have demonstrated outstanding leadership capabilities and expertise throughout their impressive careers, and I look forward to working with each of them in their expanded roles.”

Mr. Guilmette continued, “Allison’s extensive background in service delivery and her deep understanding of our clients' needs will enable Alight to create even more outstanding client experiences. Deepika's strong technical acumen and track record of driving innovation will allow us to build upon our momentum in our technology transformation journey. I’m confident that together, these leaders will drive our next chapter of growth and help us create valuable outcomes for our clients.”

Mr. Guilmette concluded, “I want to thank Greg Goff for his many contributions to Alight, particularly his leadership in the development of Alight Worklife® and our successful cloud migration initiatives. We appreciate his dedication to ensuring a smooth transition and wish him well in his future endeavors."

About Alight Solutions
Alight is a leading cloud-based human capital technology and services provider for many of the world’s largest organizations and over 35 million people and dependents. Through the administration of employee benefits, Alight helps clients gain a benefits advantage while building a healthy and financially secure workforce by unifying the benefits ecosystem across health, wealth, wellbeing, absence management and navigation. Our Alight Worklife® platform empowers employers to gain a deeper understanding of their workforce and engage them throughout life’s most important moments with personalized benefits management and data-driven insights, leading to increased employee wellbeing, engagement and productivity. Learn more about the Alight Benefits Advantage™ at alight.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding our management succession plans and impact on our business. In some cases, these forward-looking statements can be identified by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties including, among others, risks described under the section entitled “Risk Factors” of Alight’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on February 29, 2024, and in the Quarterly Reports on Form 10-Q filed with the SEC on May 8, 2024 and on November 12, 2024, as such factors may be updated from time to time in Alight's filings with the SEC, which are, or will be, accessible on the SEC's website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be considered along with other factors noted in this presentation and in Alight’s filings with the SEC. Alight undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Investor Contact:
Jeremy Cohen
Investor.Relations@alight.com
Media Contacts:
Mariana Fischbach
Mariana.Fischbach@alight.com